Contact:

Darrell J. Elliott
Chairman and Chief Executive Officer
Apex Bioventures Acquisition Corporation
(604) 924-0349

K. Michael Forrest
President and Chief Operating Officer
Apex Bioventures Acquisition Corporation
(650) 344-3029

APEX BIOVENTURES ACQUISITION CORP. ANNOUNCES STOCKHOLDER
APPROVAL TO LIQUIDATE AND DISSOLVE

Hillsborough, California June 2, 2009 – Apex Bioventures Acquisition Corporation (NYSE Amex: PEX) (the “Company”) announced that at a special meeting of stockholders held today, the Company’s stockholders voted to approve the Company’s previously-announced dissolution and proposed Plan of Liquidation. As of the close of business on June 2, 2009, the Company’s share transfer books will close and the NYSE Amex LLC will suspend trading.

Pursuant to the plan of liquidation, the Company expects to liquidate its trust account, which consists of proceeds from the Company’s private placement of warrants and initial public offering and the interest accumulated thereon, including the deferred portion of the underwriters’ fee held in the trust account following consummation of the public offering.  Liquidating distributions from the trust account are payable upon presentation to holders of shares of common stock issued in the Company’s initial public offering that hold such shares as of the close of business on June 2, 2009. The liquidating distribution is expected to be approximately $7.84 per share. No payments will be made with respect to any of the Company’s outstanding warrants or shares that were acquired prior to the Company’s initial public offering.

The Company has filed a certificate of dissolution with the Secretary of State of the State of Delaware and will be filing a Certification and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934. The Company will no longer be a public reporting company and its securities will no longer trade on the NYSE Amex LLC.